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                          RESERVE INSTITUTIONAL TRUST
                            SHAREHOLDER SERVICE PLAN

                               December 18, 1996

         This Shareholder Service Plan (the "Plan") is adopted by Reserve Institutional Trust (the "Trust") with respect to the shares of beneficial interest of each of the series of the Trust identified in Appendix A hereto (individually a "Fund" and collectively the "Funds").

SECTION 1.  MANAGEMENT

         The Trust has entered into an Investment Management Agreement with Reserve Management Company, Inc. ("RMCI") whereby RMCI provides certain management services for the Trust and for each Fund.

SECTION 2.  SERVICE AGREEMENTS; PAYMENTS

         (a) RMCI is authorized to enter into Shareholder Service Agreements (the "Agreements"), the form of which shall be approved by the Board of Trustees of the Trust (the "Board"), with financial institutions and other persons who provide services for and maintain shareholder accounts ("Service Providers") as set forth in this Plan.

         (b) Pursuant to the Agreements, as compensation for the services described in Section 4 below, RMCI may pay the Service Provider, on behalf of the Trust, a fee at an annual rate of up to 0.25% of the average daily net assets of each Fund represented by the shareholder accounts for which the Service Provider maintains a service relationship.

         Provided, however, that no Fund shall directly or indirectly pay any amounts, whether Payments (as defined in the Agreements) or otherwise, that exceed any applicable limits imposed by law or the National Association of Securities Dealers, Inc.

         (c) Each Agreement shall contain a representation by the Service Provider that any compensation payable to the Service Provider in connection with an investment in a Fund of the assets of its customers (i) will be disclosed by the Service Provider to its customers, (ii) will be authorized by its customers, and (iii) will not result in an excessive fee to the Service Provider.

SECTION 3.  SHAREHOLDER SERVICE FEE.

         Pursuant to this Plan, the Trust shall daily accrue and monthly pay RMCI a Shareholder Service Fee not to exceed (i) 0.25% of the average daily net assets of each Fund or (ii) the combined Payments made by RMCI with respect to each Fund for the month.

SECTION 4.  SERVICE ACTIVITIES

         Service activities shall include activities in connection with the provision of personal, continuing services to investors in each Fund, excluding transfer agent and subtransfer agent services for beneficial owners of shares of a Fund, aggregating and processing purchase and redemption orders, providing beneficial owners with account statements, processing dividend payments, providing subaccounting services for Fund shares held beneficially, forwarding shareholder communications to beneficial owners and receiving, tabulating and transmitting proxies executed by beneficial owners; provided, however, that if the National Association of Securities Dealers Inc. ("NASD") adopts a definition of "service fee" for purposes of Section 2830 of the Rules of Conduct of the NASD that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define





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the same concept, the definition of "service activities" in this Paragraph shall be automatically amended, without further action of the Board of Directors, to conform to such NASD definition. Overhead and other expenses of Distributor related to its "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

SECTION 5. AMENDMENT AND TERMINATION

         (a) Any material amendment to the Plan shall be effective only upon approval of the Board, including a majority of the trustees who are not interested persons of the Trust as defined in the Investment Company Act of 1940 (the "Disinterested Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the amendment to the Plan.

         (b) The Plan may be terminated without penalty at any time by a vote of a majority of the Disinterested Trustees.

SECTION 6.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

         The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under the Plan, and RMCI agrees that, in asserting any rights or claims under this Plan, it shall look only to the assets and property of the Trust or the Fund to which RMCI's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Funds.













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                          RESERVE INSTITUTIONAL TRUST
                            SHAREHOLDER SERVICE PLAN
                                  APPENDIX A:

                FUNDS TO WHICH SHAREHOLDER SERVICE PLAN APPLIES

                               December 18, 1996

                           Primary Institutional Fund
                       U.S. Government Institutional Fund
                        U.S. Treasury Institutional Fund
                    Interstate Tax-Exempt Institutional Fund





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